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                                                                      EXHIBIT 15

                          [LOGO OF DELOITTE & TOUCHE]





Texas Utilities Company:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed interim financial information of Texas Utilities Company and subsidiaries for the periods ended June 30, 1994 and 1993, as indicated in our report dated August 9, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, is incorporated by reference in Registration Statement No. 33-55408 on Form S-3 and Registration Statements No. 33-52395, 33-46674 and 33-48880 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche
Dallas, Texas

August 9, 1994